Exhibit 99.1

THE CHILDREN’S PLACE REPORTS THIRD QUARTER 2015 RESULTS

Reports Q3 Adjusted Earnings per Diluted Share of $1.93

Reaffirms Fiscal 2015 Adjusted EPS Guidance in the Range of $3.35 to $3.45

Board Authorizes New $250 Million Stock Repurchase Program and Declares Quarterly Dividend

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Secaucus, New Jersey – December 8, 2015 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the thirteen weeks ended October 31, 2015.

Jane Elfers, President and Chief Executive Officer, commented, “We delivered adjusted earnings per diluted share of $1.93 in the third quarter compared to $1.82 in the third quarter of 2014. Comparable retail sales were negative (3.0%), primarily driven by unseasonably warm weather across most of the United States.  Despite this challenge, we leveraged adjusted gross margin by 60 basis points, adjusted SG&A by 60 basis points and adjusted operating margin by 80 basis points compared to last year. Importantly, our inventories are well controlled, down 4.4% at quarter-end compared to last year.”

Elfers stated, “Comparable retail sales are running positive 4.5% quarter to date, representing approximately 50% of our planned sales volume for the fourth quarter. Our quarter to date results are being driven by increases in key retail selling metrics despite continued weakness in traffic.”

Elfers continued, “The systems investments we have made in state of the art assortment planning, inventory allocation and replenishment tools are delivering results. Our digital initiatives continue to gain traction; we implemented a new distributed order management system in the third quarter which is a key component of our omni-channel strategy. Our fleet rationalization initiative is on track and we expect to close 200 stores through 2017.  Our wholesale and international businesses continue to expand; we recently announced a new partnership with El Palacio de Hierro to open free-standing stores and shop in shops in Mexico, with the first successful opening occurring last month. And today, our Board authorized a new $250 million share repurchase and declared a quarterly dividend.  This new authorization and dividend reflect our Company’s commitment to return excess capital to our shareholders.”

Elfers concluded, “In summary, we believe the benefits we are realizing from our multi-pronged transformation strategy are enabling us to navigate through a difficult retail environment.”

Third Quarter 2015 Results

Net sales declined (6.4%) to $455.9 million in the third quarter of 2015. The quarter included the negative impact of approximately $9.9 million from currency exchange rate fluctuations. On a constant currency basis, net sales were $465.8 million, a (4.4%) decrease, compared to net sales of $487.3 million in the third quarter of 2014. Comparable retail sales decreased (3.0%) in the third quarter of 2015.

Net income was $38.5 million, or $1.88 per diluted share, in the third quarter of 2015, compared to net income of $36.9 million, or $1.70 per diluted share, the previous year. Adjusted net income was $39.6 million, or $1.93 per diluted share, an increase of 6.0%, inclusive of a negative ($0.08) impact due to foreign exchange, compared to $39.5 million, or $1.82 per diluted share, in the third quarter last year. On a constant currency basis, adjusted earnings per diluted share were $2.01, a 10.4% increase, compared to the third quarter of 2014.

Gross profit was $180.5 million in the third quarter, compared to $190.1 million in the third quarter of 2014. Adjusted gross profit was $180.6 million in the third quarter, compared to $190.3 million last year, and leveraged 60 basis points to 39.6% of sales primarily as a result of merchandise margin leverage and a higher AUR. This was partially offset by the fixed cost deleverage resulting from negative comparable retail sales.

Selling, general and administrative expenses were $105.8 million compared to $116.1 million in the third quarter of 2014. Adjusted SG&A was $105.0 million compared to $115.0 million in the third quarter last year and leveraged 60 basis points as a percentage of sales primarily as a result of decreased store expenses and incentive compensation expenses.

Operating income was $57.6 million, compared to $55.8 million in the third quarter of 2014. Adjusted operating income in the third quarter of 2015 was $59.5 million compared to an adjusted operating income of $60.1 million in the third quarter last year, and leveraged 80 basis points to 13.1% of sales.

During the third quarter, the Company recorded charges of $1.9 million for unusual items, which primarily consisted of certain non-recurring items, including expenses related to asset impairment and restructuring costs.

Adjusted net income, adjusted gross profit, adjusted SG&A, and adjusted operating income are non-GAAP measures, and are not intended to replace GAAP financial information. The Company believes the excluded items are not indicative of the performance of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of its past and present performance. A reconciliation to GAAP financial information is provided at the end of this release.

Store Openings and Closures

Consistent with our store fleet rationalization initiative, the Company opened 1 store and closed 2 during the third quarter of 2015. Year to date, Company opened 4 stores and closed 16. The Company ended the third quarter with 1,085 stores and square footage of 5.064 million, a decrease of 2.9% compared to the prior year. The Company’s international franchise partners opened 5 stores in the third quarter, and the Company ended the quarter with 90 international franchise stores open and operated by its franchise partners in 12 countries.

Fiscal Year-to-Date

Net sales declined (4.3%) to $1.23 billion, including the negative impact of approximately $21.1 million from currency exchange rate fluctuations. On a constant currency basis, net sales were $1.25 billion, a (2.6%) decrease compared to net sales of $1.28 billion in the prior year. Comparable retail sales declined (2.0%) in the first nine months of 2015.

Net income was $40.4 million, or $1.94 per diluted share, in the first nine months of 2015, compared to net income of $39.9 million, or $1.81 per diluted share, the previous year. Adjusted net income was $50.5 million, or $2.42 per diluted share, inclusive of a negative ($0.11) impact due to foreign exchange, compared to $46.7 million, or $2.12 per diluted share, an increase of 14.2%, the previous year. On a constant currency basis, adjusted earnings per diluted share were $2.53, a 19.3% increase compared to last year.

Gross profit was $447.6 million in the first nine months of 2015, compared to $457.5 million last year. Adjusted gross profit was $448.0 million, or 36.5% of net sales, leveraging 80 basis points compared to last year.

Selling, general and administrative expenses in the first nine months were $338.7 million, compared to $347.0 million last year. Adjusted SG&A was $324.9 million, compared to $342.5 million last year, leveraging 20 basis points.

Operating income was $60.7 million, compared to operating income of $59.4 million in the first nine months of 2014. Adjusted operating income was $77.4 million, or 6.3% of net sales, compared to $70.3 million, or 5.5% of net sales last year.

Capital Return Program

During the third quarter of 2015, the Company returned approximately $22 million to shareholders through the repurchase of 330,248 shares and its quarterly dividend payment. Year to date, the Company returned approximately $90 million to shareholders through the repurchase of 1,302,048 shares and its quarterly dividend payments. Since 2009, the Company has returned over $582 million to its investors through share repurchases and dividends. At the end of the third quarter of 2015, approximately $59 million remained available for future share repurchases under the Company’s existing repurchase program. Additionally, the Company’s Board of Directors authorized a new $250 million share repurchase and declared a quarterly dividend of $0.15 per share, payable on January 7, 2016 to shareholders of record at the close of business on December 17, 2015.

Outlook

The Company is reaffirming its adjusted net income per diluted share guidance for fiscal 2015 in the range of $3.35 to $3.45, inclusive of a ($0.14) negative impact from foreign exchange. This compares to adjusted net income per diluted share of $3.05 in fiscal 2014. This guidance assumes that comparable retail sales for the year will be slightly negative compared to fiscal 2014.

For the fourth quarter of 2015, the Company expects adjusted net income per diluted share between $0.93 and $1.03, inclusive of an estimated ($0.03) negative impact from foreign exchange. This compares to adjusted net income per diluted share of $0.94 in the fourth quarter of 2014. This guidance assumes that comparable retail sales for the fourth quarter will increase low single digits.

Conference Call Information

The Children’s Place will host a conference call to discuss its third quarter 2015 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of October 31, 2015, the Company operated 1,085 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 90 international stores open and operated by its franchise partners in 12 countries.

Forward Looking Statements

This press release (and the above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2015. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the weakness in the economy that continues to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release (or on the above referenced call) does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Robert Vill, Group Vice President, Finance, (201) 453-6693

(Tables Follow)

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	October 31,	November 1,	October 31,	November 1,
	2015	2014	2015	2014
Net sales	$455,913	$487,304	$1,227,233	$1,282,081
Cost of sales	275,400	297,193	779,607	824,591
Gross profit	180,513	190,111	447,626	457,490
Selling, general and administrative expenses	105,797	116,120	338,653	346,951
Asset impairment charges	919	3,306	2,371	6,351
Other costs (income)	14	(286)	87	(153)
Depreciation and amortization	16,136	15,168	45,782	44,952
Operating income	57,647	55,803	60,733	59,389
Interest income (expense), net	(254)	(82)	(635)	(123)
Income before taxes	57,393	55,721	60,098	59,266
Provision for income taxes	18,898	18,779	19,687	19,415
Net income	$38,495	$36,942	$40,411	$39,851

Earnings per common share
Basic	$1.90	$1.71	$1.96	$1.82
Diluted	$1.88	$1.70	$1.94	$1.81

Weighted average common shares outstanding
Basic	20,297	21,541	20,628	21,843
Diluted	20,517	21,756	20,878	22,062

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	October 31,	November 1,	October 31,	November 1,
	2015	2014	2015	2014

Net income	$38,495	$36,942	$40,411	$39,851

Non-GAAP adjustments:
Store disposition and other	1,021	3,469	2,935	6,612
Restructuring costs	817	1,110	1,480	4,481
Proxy costs	10	-	5,773	-
Legal settlement	-	-	5,000	-
Sales tax audit	-	-	1,350	-
DC exit costs (income)	14	(286)	87	(153)
Aggregate impact of Non-GAAP adjustments	1,862	4,293	16,625	10,940
Income tax effect (1)	(745)	(1,688)	(6,520)	(4,112)
Net impact of Non-GAAP adjustments	1,117	2,605	10,105	6,828

Adjusted net income	$39,612	$39,547	$50,516	$46,679

GAAP net income per common share	$1.88	$1.70	$1.94	$1.81

Adjusted net income per common share	$1.93	$1.82	$2.42	$2.12

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

Operating income	$57,647	$55,803	$60,733	$59,389

Non-GAAP adjustments:
Store disposition and other	1,021	3,469	2,935	6,612
Restructuring costs	817	1,110	1,480	4,481
Proxy costs	10	-	5,773	-
Legal settlement	-	-	5,000	-
Sales tax audit	-	-	1,350	-
DC exit costs (income)	14	(286)	87	(153)
Aggregate impact of Non-GAAP adjustments	1,862	4,293	16,625	10,940

Adjusted operating income	$59,509	$60,096	$77,358	$70,329

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	October 31,	November 1,	October 31,	November 1,
	2015	2014	2015	2014

Gross Profit	$180,513	$190,111	$447,626	$457,490

Non-GAAP adjustments:
Store disposition and other	102	163	406	261
Aggregate impact of Non-GAAP adjustments	102	163	406	261

Adjusted Gross Profit	$180,615	$190,274	$448,032	$457,751

Selling, general and administrative expenses	$105,797	$116,120	$338,653	$346,951

Non-GAAP adjustments:
Store disposition and other	-	-	(158)	-
Restructuring costs	(817)	(1,110)	(1,480)	(4,481)
Legal settlement	-	-	(5,000)	-
Sales tax audit	-	-	(1,350)	-
Proxy costs	(10)	-	(5,773)	-
Aggregate impact of Non-GAAP adjustments	(827)	(1,110)	(13,761)	(4,481)

Adjusted Selling, general and administrative expenses	$104,970	$115,010	$324,892	$342,470

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 31,	January 31,	November 1,
	2015	2015*	2014
Assets:
Cash and cash equivalents	$183,923	$173,291	$170,787
Short-term investments	34,600	52,000	39,000
Accounts receivable	36,501	31,928	28,126
Inventories	327,324	297,631	342,455
Other current assets	52,106	54,429	49,423
Total current assets	634,454	609,279	629,791

Property and equipment, net	302,216	310,301	318,871
Other assets, net	40,688	39,038	46,759
Total assets	$977,358	$958,618	$995,421

Liabilities and Stockholders' Equity:
Revolving loan	$34,351	$-	$19,100
Accounts payable	183,738	155,323	150,426
Accrued expenses and other current liabilities	115,615	119,144	127,609
Total current liabilities	333,704	274,467	297,135

Other liabilities	94,127	95,033	97,620
Total liabilities	427,831	369,500	394,755

Stockholders' equity	549,527	589,118	600,666

Total liabilities and stockholders' equity	$977,358	$958,618	$995,421

*  Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	39 Weeks Ended
	October 31,	November 1,
	2015	2014

Net income	$40,411	$39,851
Non-cash adjustments	48,497	49,541
Working Capital	(3,847)	(20,836)
Net cash provided by operating activities	85,061	68,556

Net cash used in investing activities	(16,932)	(21,120)

Net cash used in financing activities	(56,338)	(49,532)

Effect of exchange rate changes on cash	(1,159)	(1,114)

Net increase (decrease) in cash and cash equivalents	10,632	(3,210)

Cash and cash equivalents, beginning of period	173,291	173,997

Cash and cash equivalents, end of period	$183,923	$170,787

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